EXHIBIT 99.1


PATAPSCO BANCORP, INC.
For further information contact Michael J. Dee, President
                                             410-285-9313


                             PATAPSCO BANCORP, INC.
              ANNOUNCES RESIGNATION OF CHIEF EXECUTIVE OFFICER AND
                             APPOINTMENT OF NEW CEO

         Baltimore, Md. October 30, 2006 - Patapsco Bancorp, Inc. (OTC, Electronic Bulletin Board: PATD), the holding company for The Patapsco Bank, announced today that Joseph J. Bouffard advised the Board of Directors that he is resigning as President and Chief Executive Officer and from the Board of Directors effective October 30, 2006 in order to pursue another opportunity. The Company accepted the resignation and thanked Mr. Bouffard for his years of service and leadership. He has guided the Company through a number of challenges during his tenure with the Company. "I want to thank Joe personally for his dedication and service to the Company, and we wish him well in his future endeavors," said Thomas P. O'Neill, the Chairman of the Board of Directors.

The Company also announced that the Board of Directors has appointed Michael J. Dee, the Company's Chief Financial Officer, to the positions of President and Chief Executive Officer. Mr. Dee joined the Company in May 1999 as Chief Financial Officer. Immediately prior to joining the Company, Mr. Dee was Vice-President of Management Accounting at Sandy Spring Bank. Prior to that, Mr. Dee spent two years with United Press International in Washington, D.C. and six years with the Bank of Baltimore and its successors, First Fidelity Bank and First Union Bank. Mr. Dee is a member of the Financial Executives International, The Financial Managers Society and The Institute of Management Accountants and is a Certified Management Accountant ("CMA").

Chairman O'Neill added "The Board has the utmost confidence in Michael's abilities to lead the Company through these challenging times for community banks."

Patapsco Bancorp, Inc. is the holding company for The Patapsco Bank, which conducts business through its banking offices in Baltimore City and Baltimore County, Maryland.